UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C. 20549
                                                 FORM 4
[ ] Check this box                  STATEMENT OF CHANGES IN BENEFICIAL
if no longer subject                            OWNERSHIP
to Section 16. Form 4
or Form 5 obligations    Filed pursuant to Section 16(a) of the Securities
may continue.             Exchange Act of 1934,Section 17(a) of the Public
                           Utility Holding Company Act of 1935 or Section
                             30(h) of the Investment Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person*

        Okay                         Edward                     J.
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	(Last)			     (First)			(Middle)

                          7150 Elkhorn Drive
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				    (Street)

    West Palm Beach                 Florida                       33411
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	(City)			     (State)			(Zip)
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2. Issuer Name and Ticker or Trading Symbol
                                           Reptron Electronics, Inc. (REPT)
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3. I.R.S.Identification Number of Reporting Person,if an entity (Voluntary)
__________________________________________________________________________
4. Statement for Month/Day/Year
                                   12/11/2002
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5. If Amendment, Date of Original (Month/Day/Year)
__________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [X] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

   ________________________
__________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
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Table I (PART 1)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title | 2)Trans-  | 2A)Deemed  | 3.Trans-  |         4.Securities
of      |  action   | Execution  |  action   |           Acquired (A)
secur-  |  Date     | Date, if   |   Code    |          or Disposed
ity     |  (Month/  | any (month |-----------|          of (D)
        |  Day      | /day/year) |  Code   V |-------------------------
        |  /Year)   |                        |  Amount| A or D | Price
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Common    12/11/2002                S             500*    D        $0.71
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Common    12/11/2002                S         199,500*    D        $0.70
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Table I (PART 2)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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5) Amount of Securities |     6)Ownership       | 7)Nature of
   Beneficially Owned   |       form Direct     |  Indirect
   Following Reported   |      (D) or Indirect  |   Beneficial
   Transaction          |      (I) Ownership    |
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                              D
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    649,200                   D
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 *Mr. Okay has agreed to disgorge the short swing profit resulting from this transaction  to the Issuer.
Table II (PART 1)
Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1 through 5)
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1)Title  |2)Conver- |3)Trans-|3a)Deemed|  4)Trans- | 5)Number of Derivate
of       |  sion or |  action|Execution|   action  |   Securities
Deriv-   |  exercise|  Date  |date, if |   Code    |   Acquired (A) or
ative    |  price of| (month |any      |           |   Disposed of (D)
Security |  Derivate| /day/  |(month/  |-----------|----------------------
         |  Security| year)  |day/year)|  Code | V |    A   |  D
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Table II (PART 2)
Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 6 through 11)
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6) Date         |7)Title and   |      |9) Number   |10)Owner-  |11)Nature
Exercis-        |  Amount of   |8)    |   of       | ship      |   of In-
able and        |  Underlying  |Price |Derivative  | Form of   |   direct
Expiration      |  Security    |of    |Securities  | Deriviate |   benef-
                |--------------|Deriv-|Beneficially| Securities|    icial
--------------- |       |Amount|ative |Owned       | Benef-    |   Owner-
       | Expir- |       |or    |Secur-|Following   | icially   |     ship
Date   | ation  |       |Number|ities |Reported    |           |
Exer-  | Date   |       |of    |      |Trans-      |           |
cisable|        | Title |Shares|      |actions     |           |
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Explanation of Responses:


/s/ Edward J. Okay                                    December 12, 2002
_____________________________________________         ___________________
 Edward J. Okay SIGNATURE OF REPORTING PERSON                  DATE



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File 3 copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Joint Filer

Name:     Dorothy P. Okay
Address:  7150 Elkhorn Drive
          West Palm Beach,  Florida  33411

Designated Filer:   Edward J. Okay

Issuer & Tickler Symbol:  Reptron Electronics, Inc. (REPT)
Date of Event Requiring Statement:  12/11/2002

Signature: /s/ Dorothy P. Okay
           _________________________
            Dorothy P. Okay